Filed pursuant to Rule 424(b)(2)
Registration No. 333-138376

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration Fee
Securities to be Registered	Registered	Per Unit	Offering Price	(1)(2)
7.875% Senior Notes due 2015	$650,000,000	99.911%	$649,421,500	$25,523

(1)	Pursuant to Rule 457(r), the total registration fee for this offering is $25,523.

(2)	$214,000 has already been paid with respect to securities that were previously registered pursuant to this registration statement as originally filed on November 2, 2006. After subtracting $25,523 for this offering, $117,620 for a prior offering in November 2006, $49,025 for a prior offering in March 2007 and $10,725 for a prior offering in August 2007, each pursuant to this registration statement, $11,107 remains available for future offerings.

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 28, 2007)

$650,000,000
Macy’s Retail Holdings, Inc.

7.875% Senior Notes Due 2015

Payment of principal and interest unconditionally guaranteed by

Macy’s, Inc.

Macy’s Retail Holdings, Inc. (“Macy’s Holdings”) is offering $650,000,000 aggregate principal amount of its 7.875% Senior Notes due July 15, 2015, which we refer to as the “senior notes.”

The senior notes mature on July 15, 2015. Macy’s Holdings will pay interest on the senior notes semi-annually in arrears on each January 15 and July 15. The first interest payment will be made on January 15, 2009. The interest rate on the senior notes may be adjusted under the circumstances described in this prospectus supplement under “Description of Notes — Interest Rate Adjustment.” The senior notes will rank equal in right of payment to any other existing or future senior unsecured obligations of Macy’s Holdings. The guarantee will rank equal in right of payment to all other existing and future senior unsecured obligations of Macy’s, Inc.

Macy’s Holdings may redeem the senior notes at any time at the redemption price set forth herein. Upon the occurrence of both (i) a change of control of Macy’s, Inc. and (ii) within a specified period in relation to the change of control, the senior notes being downgraded by at least two of Fitch Ratings, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and being rated below an investment grade rating by at least two of such rating agencies, Macy’s Holdings will be required to make an offer to purchase the senior notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Investing in the senior notes involves risks.  See the “Risk Factors” section in our Annual Report on Form 10-K for the year ended February 2, 2008.

		Underwriting
	Price to	Discounts and	Proceeds to
	Public(1)	Commissions	Macy’s Holdings(1)

Per senior note	99.911%	0.625%	99.286%
Total	$649,421,500	$4,062,500	$645,359,000

(1)	Plus accrued interest, if any, from June 26, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the senior notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, societe anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on June 26, 2008.

Joint Book-Running Managers

Banc of America Securities LLC	Credit Suisse	JPMorgan

Co-Managers

Citi	Piper Jaffray	Wells Fargo Securities
BNY Mellon Capital Markets, LLC	Fifth Third Securities, Inc.	PNC Capital Markets LLC
Loop Capital Markets, LLC

The date of this prospectus supplement is June 23, 2008.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this document or to which Macy’s, Inc. or Macy’s Holdings has referred you. None of Macy’s, Inc., Macy’s Holdings or any underwriter has authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell the securities. The information in this document may be accurate only on the date of this document.

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SUMMARY

The following summary contains basic information about the senior notes and is not intended to be complete. For a more complete discussion of the senior notes, please refer to the section entitled “Description of Notes” in this prospectus supplement. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into them, before making an investment decision.

Issuer	Macy’s Retail Holdings, Inc. (formerly known as Federated Retail Holdings, Inc.).

Guarantor	Macy’s, Inc. (formerly known as Federated Department Stores, Inc.).

Securities Offered	$650,000,000 aggregate principal amount of 7.875% Senior Notes due 2015 (the “senior notes”).

Maturity Date	July 15, 2015.

Interest Rate Adjustment	The interest rate payable on the senior notes will be subject to adjustments from time to time if Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services downgrades (or if either subsequently upgrades) the rating on the senior notes as described under “Description of Notes — Interest Rate Adjustment.”

Interest Payment Dates	Semi-annually in arrears on each January 15 and July 15, commencing January 15, 2009. Interest on the senior notes being offered by this prospectus supplement will accrue from June 26, 2008.

Ranking	The senior notes will rank equal in right of payment to any other existing or future senior unsecured obligations of Macy’s Holdings.

Guarantee	The obligations of Macy’s Holdings under the senior notes will be fully and unconditionally guaranteed on a senior unsecured basis by Macy’s, Inc. The guarantee will rank equal in right of payment to all other existing and future senior unsecured obligations of Macy’s, Inc.

Optional Redemption	Macy’s Holdings may, at its option, at any time or from time to time in whole or in part, redeem the senior notes at the redemption price described in this prospectus supplement, plus accrued interest to the date of redemption.

Change of Control	Upon the occurrence of both (i) a change of control of Macy’s, Inc. and (ii) within a specified period in relation to the change of control, the senior notes being downgraded by at least two of Fitch Ratings, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and being rated below an investment grade rating by at least two of such rating agencies, Macy’s Holdings will be required to make an offer to purchase the senior notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of Notes — Change of Control.”

Certain Covenants	The indenture, pursuant to which the senior notes will be issued, will contain covenants that will, among other things, limit the ability of Macy’s Holdings to:

• incur certain liens;

• enter into sale and leaseback transactions; or

• consolidate, merge or transfer all or substantially all of its assets.

These covenants will be subject to important exceptions and qualifications, which are described in “Description of Notes — Certain Restrictive Covenants.”

Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	Macy’s Holdings will use the net proceeds from this offering for general corporate purposes, which may include the payment of amounts due on two series of its senior notes that mature in September and November 2008.

Ratio of Earnings to Fixed Charges	Macy’s, Inc.’s ratios of earnings to fixed charges for the 13 weeks ended May 3, 2008 and for the fiscal year ended February 2, 2008 were 0.4x and 2.9x, respectively.

For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes plus fixed charges (excluding interest capitalized). “Fixed charges” represent interest incurred, amortization of debt expenses, and that portion of rental expenses on operating leases deemed to be the equivalent of interest.

Trustee, Registrar and Paying Agent	U.S. Bank National Association

USE OF PROCEEDS

Macy’s Holdings will use the net proceeds from the sale of the senior notes offered hereby for general corporate purposes. Macy’s Holdings may use the net proceeds to pay amounts that become due on the $500 million principal amount of its 6.625% Senior notes due September 1, 2008 and the $150 million principal amount of its 5.95% Senior notes due November 1, 2008.

DESCRIPTION OF NOTES

The senior notes will be issued under an indenture, dated as of November 2, 2006 (the “Base Indenture”), among Macy’s Holdings, as issuer, Macy’s, Inc., as guarantor, and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by a Fifth Supplemental Indenture (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) relating to the senior notes. The following discussion includes a summary description of certain material terms of the Indenture. Because this is a summary, it does not include all of the information that is included in the Indenture, including the definitions of certain terms used below. You should read the Indenture carefully and in its entirety. You may request a copy of the Indenture at Macy’s, Inc.’s address set forth under the caption “Where You Can Find More Information” in the accompanying prospectus.

General

The senior notes are senior unsecured obligations of Macy’s Holdings. The senior notes constitute a series of notes that will initially be limited to $650,000,000 aggregate principal amount and will mature on July 15, 2015. Macy’s Holdings will issue the senior notes in minimum denominations of $2,000 and integral multiples of $1,000. The senior notes will bear interest at the applicable rate per year shown on the cover page of this prospectus supplement from June 26, 2008. Macy’s Holdings will pay interest semi-annually in arrears on January 15 and July 15 of each year commencing January 15, 2009 to the Person in whose name the senior notes (or any predecessor note) is registered at the close of business on January 1 or July 1, respectively, preceding such interest payment date. Interest on the senior notes will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each.

The senior notes will be exchangeable and transfers thereof will be registrable, at an office or agency of Macy’s Holdings, one of which will be maintained for such purpose in New York, New York (which initially will be the corporate trust office of the Trustee) or such other office or agency permitted under the Indenture.

The senior notes will rank equal in right of payment to any other existing or future senior unsecured obligations of Macy’s Holdings. The senior notes will not be subject to any sinking fund.

Macy’s Holdings does not intend to list the senior notes on a national securities exchange.

The Indenture does not contain any provisions that would limit the ability of Macy’s Holdings to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity. However, the Indenture does:

•	provide that, subject to certain exceptions, neither Macy’s Holdings nor any Restricted Subsidiary will subject its property or assets to any mortgage or other encumbrance unless the senior notes are secured equally and ratably with such other indebtedness thereby secured; and

•	contain certain limitations on the ability of Macy’s Holdings and its Restricted Subsidiaries to enter into certain sale and leaseback arrangements.

Guarantee

The obligations of Macy’s Holdings under the senior notes will be fully and unconditionally guaranteed (the “Guarantee”) on a senior unsecured basis by Macy’s, Inc. The Guarantee will rank equal in right of payment to all other existing and future senior unsecured obligations of Macy’s, Inc.

Further Issuances

Macy’s Holdings may, from time to time, without notice to or the consent of the holders of the senior notes, increase the principal amount of the senior notes under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the senior notes previously issued, and such additional notes will form a single series with the senior notes.

Interest Rate Adjustment

The interest rate payable on the senior notes will be subject to adjustments from time to time if Moody’s Investors Service, Inc. (“Moody’s”) (or, if applicable, any Substitute Rating Agency (as defined below)) or Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. (“S&P”) (or, if applicable, any Substitute Rating Agency) downgrades (or subsequently upgrades) the rating assigned to the senior notes, as set forth below.

If the ratings from Moody’s or S&P (or, in either case if applicable, any Substitute Rating Agency) with respect to the senior notes (each an “Interest Rate Rating Agency,” and collectively, the “Interest Rate Rating Agencies”) is decreased to a rating set forth in the following table with respect to that Interest Rate Rating Agency, the per annum interest rate on the senior notes will increase from that set forth on the cover page of this prospectus supplement by the percentage set forth opposite that rating:

	Interest Rate Rating Agency
Rating Level	Moody’s*	S&P*	Percentage

1	Ba1	BB+	0.25%
2	Ba2	BB	0.50%
3	Ba3	BB−	0.75%
4	B1 or below	B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on the senior notes has been adjusted upward as a result of a decrease in a rating by an Interest Rate Rating Agency and that Interest Rate Rating Agency subsequently increases its rating on the senior notes to any of the threshold ratings set forth above, the per annum interest rate on the senior notes will be decreased such that the per annum interest rate equals the interest rate set forth on the cover page of this prospectus supplement plus the percentage set forth opposite the rating in effect immediately following the increase in the table above; provided that if Moody’s or any Substitute Rating Agency subsequently increases its rating on the senior notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the senior notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the per annum interest rate on the senior notes will be decreased to the interest rate set forth on the cover page of this prospectus supplement.

No adjustment in the interest rate on the senior notes shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating. If at any time less than two Interest Rate Rating Agencies provide a rating on the senior notes, Macy’s Holdings will use commercially reasonable efforts to obtain a rating on the senior notes from another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, to the extent one exists, and if another nationally recognized statistical rating organization rates the senior notes (such organization, as certified by a resolution of Macy’s Holdings’ board of directors, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the per annum interest rate on the senior notes pursuant to the table above, (1) such Substitute Rating Agency will be substituted for the last Interest Rate Rating Agency to provide a rating on the senior notes but which has since ceased to provide such rating, (2) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by Macy’s Holdings and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table, and (3) the per annum interest rate on the senior notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate set forth on the cover page of this prospectus supplement plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table above (taking into account the provisions of clause (2) above). For so long as (a) only one Interest Rate Rating Agency provides a rating on the senior notes, any increase or decrease in the interest rate on the senior notes necessitated by a reduction or increase in the rating by that Interest Rate Rating Agency shall be twice the applicable percentage set forth in the table above and (b) no Interest Rate Rating Agency provides a rating on the senior notes, the interest rate on the senior notes will increase to, or remain at, as the case may be, 2.00% above the interest rate set forth on the cover page of this prospectus supplement. If Moody’s or S&P ceases to rate the senior notes or make a rating of the senior notes publicly available for reasons within Macy’s Holdings’ control, Macy’s Holdings will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the per annum interest rate on the senior notes shall be determined in the manner described above as if either only one or no Interest Rate Rating Agency provides a rating on the senior notes, as the case may be.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or any Substitute Rating Agency, shall be made independent of (and in addition to) any and all other adjustments. In no event shall (1) the per annum interest rate on the senior notes be reduced below the interest rate set forth on the cover page of this prospectus supplement or (2) the per annum interest rate on the senior notes exceed 2.00% above the interest rate set forth on the cover page of this prospectus supplement.

Any interest rate increase or decrease described above will take effect on the next business day after the rating change has occurred.

The interest rates on the senior notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Interest Rate Rating Agency) if the senior notes become rated “Baa1” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “BBB+” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if rated by only one Interest Rate Rating Agency, in each case with a stable or positive outlook.

Redemption

Macy’s Holdings may, at its option, at any time or from time to time in whole or in part, redeem the senior notes on not less than 30 nor more than 60 days’ prior notice mailed to the holders of senior notes to be redeemed. The senior notes will be redeemable at a redemption price, plus accrued interest to the date of redemption, equal to the greater of (1) 100% of the principal amount of the senior notes to be redeemed and (2) the sum of the remaining scheduled payments of principal and interest on the senior notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date with respect to the senior notes, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 60 basis points.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by Macy’s Holdings.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and their respective successors and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) specified from time to time by Macy’s Holdings, except that if any of the foregoing ceases to be a Primary Treasury Dealer, Macy’s Holdings is required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after any redemption date, interest will cease to accrue on the senior notes called for redemption. On or prior to any redemption date, Macy’s Holdings is required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the senior notes to be redeemed on such date. If Macy’s Holdings is going to redeem less than all the senior notes, the Trustee must select the senior notes to be redeemed by such method as the Trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Change of Control

If a Change of Control Triggering Event occurs, unless Macy’s Holdings has exercised its right to redeem the senior notes as described above, holders of senior notes will have the right to require Macy’s Holdings to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their senior notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, Macy’s Holdings will be required to offer payment in cash equal to 101% of the aggregate principal amount of senior notes repurchased plus accrued and unpaid interest, if any, on the senior notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the option of Macy’s Holdings, prior to any Change of Control, but after public announcement of the transaction or transactions that constitute or may constitute the Change of Control, Macy’s Holdings will be required to mail a notice to holders of senior notes describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the senior notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice, which offer will constitute the Change of Control Offer. The notice will, if mailed prior to the date on which the Change of Control occurs, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On the Change of Control Payment Date, Macy’s Holdings will be required, to the extent lawful, to:

•	accept for payment all senior notes or portions of senior notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all senior notes or portions of senior notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the senior notes properly accepted together with an officers’ certificate stating the aggregate principal amount of senior notes or portions of senior notes being purchased.

Macy’s Holdings will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Macy’s Holdings and the third party repurchases all senior notes properly tendered and not withdrawn under its offer. In addition, Macy’s Holdings will not be required to repurchase any senior notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

Macy’s Holdings will be required to comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the senior notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Macy’s Holdings will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Macy’s, Inc. and its subsidiaries taken as a whole to any Person other than Macy’s, Inc. or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Macy’s, Inc.’s Voting Stock or other Voting Stock into which the Voting Stock of Macy’s, Inc. is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) Macy’s, Inc. consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into Macy’s, Inc., in any such event pursuant to a transaction in which any of the outstanding shares of Macy’s, Inc.’s Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Macy’s, Inc.’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the resulting or surviving Person or any direct or indirect parent company of the resulting or surviving Person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of Macy’s, Inc.’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan providing for the liquidation or dissolution of Macy’s, Inc. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) Macy’s, Inc. becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Macy’s, Inc.’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “Person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Macy’s, Inc. who (1) was a member of such Board of Directors on the date of the Supplemental Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Macy’s, Inc.’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings, Inc.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the senior notes or fails to make a rating of the senior notes publicly available for reasons outside of Macy’s Holdings’ control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by Macy’s Holdings (as certified by a resolution of its Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the senior notes is lowered by at least two of the three Rating Agencies and the senior notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, on any day during the period (which period will be extended so long as the rating of the applicable senior notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the intention of Macy’s, Inc. to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Book-Entry System

The senior notes will initially be issued in the form of a global security held in book-entry form. Accordingly, The Depository Trust Company (“DTC”) or its nominee will be the sole registered holder of the senior notes for all purposes under the Indenture. DTC has advised Macy’s Holdings that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act.

DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. See “Description of Debt Securities — Global Securities” in the accompanying prospectus.

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to senior notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the senior notes sold outside of the United States and cross-market transfers of the senior notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When senior notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive senior notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the senior notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending senior notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants. When a Clearstream or Euroclear participant wishes to transfer senior notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these senior notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the senior notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Payment

The payment of principal of and interest on senior notes represented by a global security will be made in accordance with the applicable requirements of the depositary for the global security. The payment of principal of and interest on any other senior note will be made at the office or agency of Macy’s Holdings maintained for that purpose or, at Macy’s Holdings’ option, by mailing a check to such holder’s registered address.

Certain Restrictive Covenants

The Indenture will contain the following restrictive covenants.

Limitation on Liens.  Macy’s Holdings and the Restricted Subsidiaries will not be permitted to create, incur, assume or suffer to exist any liens upon any of their respective assets, other than Permitted Liens, unless the senior notes are secured by an equal and ratable lien on the same assets. The terms of other existing and future indebtedness of Macy’s Holdings may require that such other indebtedness be similarly secured by an equal and ratable lien on such assets.

Limitation on Sale and Leaseback.  Macy’s Holdings and the Restricted Subsidiaries will not be permitted to enter into any sale and leaseback transaction unless the net cash proceeds therefrom are applied as follows: to the extent that the aggregate amount of net cash proceeds from such sale and leaseback transaction that have not been reinvested in the business of Macy’s Holdings or its Subsidiaries or used to reduce Senior Indebtedness of Macy’s Holdings or its Subsidiaries within 12 months of the receipt of such proceeds exceeds $100.0 million (“Excess Sale Proceeds”) from time to time, such Excess Sale Proceeds will be used to offer to repurchase the senior notes (on a pro rata basis with any other Senior Indebtedness of Macy’s Holdings or its Subsidiaries required by the terms of such Indebtedness to be repurchased with such Excess Sale Proceeds, based on the principal amount of such Senior Indebtedness required to be repurchased) at 100% of their principal amount, plus accrued interest, and to pay related costs and expenses.

To the extent that the aggregate purchase price for the senior notes or other Senior Indebtedness tendered pursuant to such an offer to purchase is less than the aggregate purchase price offered in such offer, an amount of Excess Sale Proceeds equal to such shortfall will cease to be Excess Sale Proceeds and may thereafter be used for general corporate purposes. If the aggregate purchase price for the senior notes or other Senior Indebtedness tendered pursuant to such an offer to purchase exceeds the amount of such Excess Sale Proceeds, the Trustee will select the senior notes or other Senior Indebtedness to be purchased by such method as the Trustee deems fair and appropriate.

The net cash proceeds from any sale or leaseback transaction will be determined net of the following:

•	all fees and expenses incurred and all taxes and reserves required to be accrued as a liability as a consequence of such a sale and leaseback transaction;

•	all payments made on any Indebtedness that is secured by assets subject to a sale and leaseback transaction; and

•	all distributions and other payments made to minority interest holders in Subsidiaries of Macy’s Holdings or joint ventures as a result of a sale and leaseback transaction.

Cash Equivalents will be deemed to be proceeds upon receipt of such Cash Equivalents and cash payments under promissory notes secured by letters of credit or similar assurances of payment issued by commercial banks of recognized standing will be deemed to be proceeds upon receipt of such payments.

If an offer to purchase the senior notes is made, Macy’s Holdings will comply with all tender offer rules, including but not limited to Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer to purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture related to limitations on sale and leaseback transactions, Macy’s Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of the Indenture related to limitations on sale and leaseback transactions by virtue of such conflicts.

Limitations on Merger and Other Transactions

Prior to the satisfaction and discharge of the Indenture, Macy’s Holdings will not be permitted to consolidate with or merge with or into any other Person, or transfer all or substantially all of its properties and assets to another Person unless:

(1) either

(a) Macy’s Holdings is the continuing or surviving Person in the consolidation or merger; or

(b) the Person (if other than Macy’s Holdings) formed by the consolidation or into which Macy’s Holdings is merged or to which all or substantially all of the properties and assets of Macy’s Holdings are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all of Macy’s Holdings’ obligations under the senior notes and the Indenture;

(2) immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Default exists; and

(3) an officer’s certificate is delivered to the Trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of outside counsel has been delivered to the Trustee to the effect that condition (1) set forth above has been satisfied.

The continuing, surviving, or successor Person will succeed to and be substituted for Macy’s Holdings with the same effect as if it had been named in the Indenture as a party thereto, and thereafter the predecessor Person will be relieved of all obligations and covenants under the Indenture and the senior notes.

Events of Default

The following are “Events of Default” with respect to the senior notes:

(1) failure to pay principal of or premium, if any, on any senior note when due and payable;

(2) failure to pay any interest on any senior note when due and payable, which failure continues for 30 calendar days;

(3) failure to perform, or breach of, any other of Macy’s Holdings’ covenants or warranties in the Indenture (other than a covenant or warranty included therein solely for the benefit of a series of debt securities other than the senior notes), which failure or breach continues for 60 calendar days after written notice as provided in the Indenture;

(4) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other Indebtedness of Macy’s Holdings or any Restricted Subsidiary (the unpaid principal amount of which is not less than $100.0 million), which default results in the acceleration of the maturity of such Indebtedness prior to its stated maturity or occurs at the final maturity thereof;

(5) the entry of any final judgments or orders against Macy’s Holdings, Macy’s, Inc. or any of their respective Restricted Subsidiaries in excess of $100.0 million individually or in the aggregate (not covered by insurance) that is not paid, discharged or otherwise stayed (by appeal or otherwise) within 60 calendar days after the entry of such judgments or orders;

(6) the Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared in a judicial proceeding to be null and void, or Macy’s, Inc. denies or disaffirms in writing its obligation under the Guarantee; and

(7) specified events of bankruptcy, insolvency or reorganization of Macy’s Holdings, Macy’s, Inc. or any Significant Subsidiary or any group of Subsidiaries of Macy’s Holdings or Macy’s, Inc. that, if considered in the aggregate, would be a Significant Subsidiary.

Macy’s Holdings will be required to provide the Trustee with notice of any uncured Event of Default within 10 calendar days after any responsible officer of Macy’s Holdings becomes aware of or receives actual notice of the occurrence thereof. The Trustee will be required, within 90 calendar days after the occurrence of a default in respect of the senior notes, to give to the holders of the senior notes notice of all such uncured defaults known to it, except that:

•	in the case of a default in the performance of any covenant of the character contemplated in clause (3) above, no such notice to holders of the senior notes will be given until at least 30 calendar days after the occurrence of such default; and

•	other than in the case of a default of the character contemplated in clause (1) or (2) above, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the holders of the senior notes.

If an Event of Default described in clause (7) above occurs, the principal of, and any premium and accrued interest on the senior notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the senior notes. If any other Event of Default with respect to the senior notes occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding senior notes, by notice as provided in the Indenture, may declare the principal amount of the senior notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the senior notes has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding senior notes may, under specified circumstances, rescind and annul such acceleration.

Subject to the duty of the Trustee to act with the required standard of care during an Event of Default, the Trustee will have no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the senior notes unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to the provisions of the Indenture, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the senior notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the senior notes.

No holder of a senior note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless:

•	the holder has previously given to the Trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of the outstanding senior notes have also made such a written request;

•	the holder or holders have offered reasonable indemnity to the Trustee to institute the proceeding as trustee;

•	the Trustee has failed to institute such proceeding within 60 calendar days after receipt of the written request; and

•	during such 60-day period, the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding senior notes a direction inconsistent with the written request.

However, the limitations described above will not apply to a suit instituted by a holder of senior notes for enforcement of payment of the principal of, and any principal or interest on, the senior notes on or after the applicable due dates expressed in the senior notes.

Macy’s Holdings will be required to furnish to the Trustee annually a statement as to the performance of its obligations under the Indenture and as to any default in such performance.

Defeasance

Except as described below, upon compliance with the applicable requirements described below, Macy’s Holdings:

(1) will be deemed to have been discharged from their obligations with respect to the senior notes; or

(2) will be released from their obligations to comply with the covenants in the Indenture with respect to the senior notes, and the occurrence of an event described in any of clauses (3), (4) and (5) under “— Events of Default” above will no longer be an Event of Default with respect to the senior notes, except to the limited extent described below.

Following any defeasance described in clause (1) or (2) above, Macy’s Holdings will continue to have specified obligations under the Indenture, including obligations to register the transfer or exchange of the senior notes; replace destroyed, stolen, lost, or mutilated senior notes; maintain an office or agency in respect of the senior notes; and hold funds for payment to holders of senior notes in trust. In the case of any defeasance described in clause (2) above, any failure by Macy’s Holdings to comply with its continuing obligations may constitute an Event of Default with respect to the senior notes as described in clause (3) under “— Events of Defaults” above.

In order to effect any defeasance described in clause (1) or (2) above, Macy’s Holdings must irrevocably deposit with the Trustee, in trust, money or specified government obligations (or depositary receipts therefor) that through the scheduled payment of principal and interest in accordance with their terms will provide, without reinvestment, money in an amount sufficient to pay all of the principal of, and any premium and interest on, the senior notes on the dates such payments are due in accordance with the terms of the senior notes. In addition, the following conditions must be satisfied:

•	no Event of Default or event with which the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit;

•	no Event of Default or any event described in clause (7) under “— Events of Default” above shall have occurred and be continuing at any time on or prior to the 124th calendar day following the date of deposit;

•	in the event of defeasance described in clause (1) above, Macy’s Holdings shall have delivered to the Trustee an opinion of outside counsel stating that (a) it has received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) there has been a change in applicable federal income tax law, in either case to the effect that, among other things, the holders of the outstanding senior notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax in the same manner as if such deposit, defeasance and discharge had not occurred;

•	in the event of any defeasance in clause (2) above, Macy’s Holdings shall have delivered to the Trustee an opinion of outside counsel to the effect that, among other things, the holders of the outstanding senior notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such deposit or defeasance had not occurred; and

•	Macy’s Holdings shall have delivered to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited government obligations without reinvestment plus any deposited money without investment will provide the cash at such times and in such amounts as will be sufficient to pay the principal of and any premium and interest when due on the senior notes or on any earlier date or dates on which the senior notes will be subject to redemption at the option of the holder.

If Macy’s Holdings fails to comply with its remaining obligations under the Indenture after a defeasance with respect to the senior notes as described under clause (2) above and the senior notes are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the Trustee may be insufficient to pay amounts due on the senior notes at the time of the acceleration resulting from such Event of Default. However, Macy’s Holdings will remain liable in respect of such payments.

Certain Defined Terms

Capitalized terms used but not defined herein have the meanings given to such terms in the Indenture. In addition, for purposes of the Indenture, the following definitions apply:

“Bank Facilities” means the Amended and Restated Credit Agreement, dated as of August 30, 2007, among Macy’s, Inc., Macy’s Holdings, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as administrative agents, and JPMorgan Chase Bank, N.A., as Paying Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Cash Equivalent” means:

(1) obligations issued or unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America;

(2) obligations (including, but not limited to, demand or time deposits, bankers’ acceptances and certificates of deposit) issued by a depository institution or trust company or a wholly owned Subsidiary or branch office of any depository institution or trust company, provided that (a) such depository institution or trust company has, at the time of Macy’s Holdings’ or any Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, capital, surplus, or undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (b) the commercial paper of such depository institution or trust company, at the time of Macy’s Holdings’ or any Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, is rated at least A1 by S&P, P-1 by Moody’s or F1 by Fitch;

(3) debt obligations (including, but not limited to, commercial paper and medium term notes) issued or unconditionally guaranteed as to principal and interest by any corporation, state or municipal government or agency or instrumentality thereof, or foreign sovereignty, if the commercial paper of such corporation, state or municipal government, or foreign sovereignty, at the time of Macy’s Holdings’ or any Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, is rated at least A1 by S&P, P-1 by Moody’s or F1 by Fitch;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the type described above entered into with a depository institution or trust company meeting the qualifications described in clause (2) above; and

(5) Investments in money market or mutual funds that invest predominantly in Cash Equivalents of the type described in clauses (1), (2), (3) and (4) above; provided, however, that, in the case of the clauses (1) through (3) above, each such Investment has a maturity of one year or less from the date of acquisition thereof.

“Consolidated Net Tangible Assets” means total assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) after deducting therefrom (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of Macy’s Holdings and its consolidated Subsidiaries and computed in accordance with GAAP.

“Existing Indebtedness” means all Indebtedness under or evidenced by:

•	the senior notes;

•	Macy’s Holdings’ 5.875% Senior notes due 2013;

•	Macy’s Holdings’ 5.350% Senior notes due 2012;

•	Macy’s Holdings’ 6.375% Senior notes due 2037;

•	Macy’s Holdings’ 5.90% Senior notes due 2016;

•	Macy’s Holdings’ 4.8% Senior notes due 2009;

•	Macy’s Holdings’ 6.625% Senior notes due 2008;

•	Macy’s Holdings’ 6.625% Senior notes due 2011;

•	Macy’s Holdings’ 5.75% Senior notes due 2014;

•	Macy’s Holdings’ 6.9% Senior debentures due 2029;

•	Macy’s Holdings’ 6.7% Senior debentures due 2034;

•	Macy’s Holdings’ 6.3% Senior notes due 2009;

•	Macy’s Holdings’ 7.45% Senior debentures due 2017;

•	Macy’s Holdings’ 6.65% Senior debentures due 2024;

•	Macy’s Holdings’ 7.0% Senior debentures due 2028;

•	Macy’s Holdings’ 8.75% Senior debentures due 2029;

•	Macy’s Holdings’ 6.9% Senior debentures due 2032;

•	Macy’s Holdings’ 8.0% Senior debentures due 2012;

•	Macy’s Holdings’ 8.5% Senior debentures due 2019;

•	Macy’s Holdings’ 6.7% Senior debentures due 2028;

•	Macy’s Holdings’ 7.875% Senior debentures due 2030;

•	Macy’s Holdings’ 7.875% Senior debentures due 2036;

•	Macy’s Holdings’ 6.79% Senior debentures due 2027;

•	Macy’s Holdings’ 5.95% Senior notes due 2008;

•	Macy’s Holdings’ 10.625% Senior debentures due 2010;

•	Macy’s Holdings’ 7.45% Senior debentures due 2011;

•	Macy’s Holdings’ 8.125% Senior debentures due 2035;

•	Macy’s Holdings’ 7.625% Senior debentures due 2013;

•	Macy’s Holdings’ 7.45% Senior debentures due 2016;

•	Macy’s Holdings’ 7.50% Senior debentures due 2015;

•	Macy’s Holdings’ 10.25% Senior debentures due 2021;

•	Macy’s Holdings’ 7.6% Senior debentures due 2025;

•	Macy’s Holdings’ 8.5% Senior notes due 2010;

•	Macy’s Holdings’ 9.5% amortizing debentures due 2021;

•	Macy’s Holdings’ 9.75% amortizing debentures due 2021;

•	capital lease obligations of Macy’s Holdings and its Restricted Subsidiaries existing on the date of issuance of the senior notes; and

•	the other secured Indebtedness of Macy’s Holdings or secured or unsecured Indebtedness of its Restricted Subsidiaries existing on the date of issuance of the senior notes.

“Indebtedness” means, as applied to any Person, without duplication:

(1) all obligations of such Person for borrowed money;

(2) all obligations of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business);

(3) all obligations of such Person evidenced by notes, bonds, debentures, mandatorily redeemable preferred stock or other similar instruments (other than performance, surety and appeals bonds arising in the ordinary course of business);

(4) all payment obligations created or arising under any conditional sale, deferred price or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(5) any capital lease obligation of such Person;

(6) all reimbursement, payment or similar obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers’ compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to ERISA);

(7) all obligations of such Person, contingent or otherwise, under any guarantee by such Person of the obligations of another Person of the type referred to in clauses (1) through (6) above; and

(8) all obligations referred to in clauses (1) through (6) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage or security interest in property (including without limitation accounts, contract rights and general intangibles) owned by such Person and as to which such Person has not assumed or become liable for the payment of such obligations other than to the extent of the property subject to such mortgage or security interest; except that Indebtedness of the type referred to in clauses (7) and (8) above will be included within the definition of “Indebtedness” only to the extent of the least of (a) the amount of the underlying Indebtedness referred to in the applicable clause (1) through (6) above; (b) in the case of clause (7), the limit on recoveries, if any, from such Person under obligations of the type referred to in clause (7) above, and (c) in the case of clause (8), the aggregate value (as determined in good faith by Macy’s Holdings’ Board of Directors) of the security for such Indebtedness.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person. The amount of any Investment shall be the original cost thereof, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

“Permitted Liens” means:

(1) liens (other than liens on inventory) securing;

(a) Existing Indebtedness;

(b) Indebtedness under the Bank Facilities in an aggregate principal amount at any one time not to exceed $2,800.0 million, less (1) principal payments actually made by Macy’s Holdings on any term loan facility under such Bank Facilities (other than principal payments made in connection with or pursuant to a refinancing of the Bank Facilities in compliance with clause (1)(i) below) and (2) any amounts by which any revolving credit facility commitments under the Bank Facilities are permanently reduced (other than permanent reductions made in connection with or pursuant to a refinancing of the Bank Facilities in compliance with clause (1)(i) below), except that under no circumstances will the total allowable indebtedness under this clause (1)(b) be less than $1,535.0 million (subject to increase from and after the date of issuance of the senior notes at a rate, compounded annually, equal to 3% per annum) if incurred for the purpose of providing Macy’s Holdings and its Subsidiaries with working capital (including bankers’ acceptances, letters of credit and similar assurances of payment) whether as part of the Bank Facilities or otherwise;

(c) Indebtedness existing as of the date of issuance of the senior notes of any Subsidiary of Macy’s Holdings engaged primarily in the business of owning or leasing real property;

(d) Indebtedness incurred for the purpose of financing store construction and remodeling or other capital expenditures;

(e) Indebtedness in respect of the deferred purchase price of property or arising under any conditional sale or other title retention agreement;

(f) Indebtedness of a Person acquired by Macy’s Holdings or a Subsidiary of Macy’s Holdings at the time of such acquisition;

(g) to the extent deemed to be “Indebtedness,” obligations under swap agreements, cap agreements, collar agreements, insurance agreements or any other agreement or arrangement, in each case designed to provide protection against fluctuations in interest rates, the cost of currency or the cost of goods (other than inventory);

(h) other Indebtedness in outstanding amounts not to exceed, in the aggregate, the greater of $750.0 million and 12.5% of Consolidated Net Tangible Assets of Macy’s Holdings and the Restricted Subsidiaries at any particular time; and

(i) Indebtedness incurred in connection with any extension, renewal, refinancing, replacement or refunding (including successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness of Macy’s Holdings or the Restricted Subsidiaries; provided that the principal amount of the Indebtedness so incurred does not exceed the sum of the principal amount of the Indebtedness so extended, renewed, refinanced, replaced or refunded, plus all interest accrued thereon and all related fees and expenses (including any payments made in connection with procuring any required lender or similar consents);

(2) liens incurred and pledges and deposits made in the ordinary course of business in connection with liability insurance, workers’ compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to ERISA;

(3) liens securing performance, surety and appeal bonds and other obligations of like nature incurred in the ordinary course of business;

(4) liens on goods and documents securing trade letters of credit;

(5) liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings;

(6) liens securing the payment of taxes, assessments and governmental charges or levies (a) either (1) not delinquent or (2) being contested in good faith by appropriate legal or administrative proceedings and (b) as to which adequate reserves shall have been established on the books of the relevant Person in conformity with GAAP;

(7) zoning restrictions, easements, rights of way, reciprocal easement agreements, operating agreements, covenants, conditions or restrictions on the use of any parcel of property that are routinely granted in real estate transactions or do not interfere in any material respect with the ordinary conduct of the business of Macy’s Holdings and its Subsidiaries or the value of such property for the purpose of such business;

(8) liens on property existing at the time such property is acquired;

(9) purchase money liens upon or in any property acquired or held in the ordinary course of business to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property;

(10) liens on the assets of any Subsidiary of Macy’s Holdings at the time such Subsidiary is acquired;

(11) liens with respect to obligations in outstanding amounts not to exceed $100.0 million at any particular time and that (a) are not incurred in connection with the borrowing of money or obtaining advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate interfere in any material respect with the ordinary conduct of the business of Macy’s Holdings and its Subsidiaries; and

(12) without limiting the ability of Macy’s Holdings or any Restricted Subsidiary to create, incur, assume or suffer to exist any lien otherwise permitted under any of the foregoing clauses, any extension, renewal or replacement, in whole or in part, of any lien described in the foregoing clauses; provided, that any such extension, renewal or replacement lien is limited to the property or assets covered by the lien extended, renewed or replaced or substitute property or assets, the value of which is determined by the Board of Directors of Macy’s Holdings to be not materially greater than the value of the property or assets for which the substitute property or assets are substituted.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Restricted Subsidiary” means any Subsidiary of Macy’s Holdings other than an Unrestricted Subsidiary.

“Senior Indebtedness” means any Indebtedness of Macy’s Holdings or its Subsidiaries other than Subordinated Indebtedness.

“Significant Subsidiary” means any Subsidiary that accounts for (1) 10.0% or more of the total consolidated assets of any Person and its Subsidiaries as of any date of determination or (2) 10.0% or more of the total consolidated revenues of any Person and its Subsidiaries for the most recently concluded fiscal quarter.

“Subordinated Indebtedness” means any Indebtedness of Macy’s Holdings which is expressly subordinated in right of payment to the senior notes or any Indebtedness of Macy’s, Inc. which is expressly subordinated in right of payment to the Guarantee.

“Subsidiary” means, as applied, with respect to any Person, any corporation, partnership or other business entity of which, in the case of a corporation, more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation has or might have voting power upon the occurrence of any contingency), or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Unrestricted Subsidiary” means any entity designated as such (1) in the Supplemental Indenture (including Macy’s Holdings’ existing receivables finance Subsidiaries and Macy’s Credit and Customer Services, Inc.) or (2) by Macy’s Holdings’ Board of Directors, provided that such entity is a special purpose entity formed for financing purposes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the senior notes by initial investors. It is not a complete analysis of all the potential tax considerations relating to the senior notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. Macy’s Holdings has not sought any ruling from the Internal Revenue Service, or I.R.S., and Macy’s Holdings cannot assure you that the I.R.S. will agree with such statements.

Except as otherwise provided, this summary is limited to initial investors who purchase senior notes for cash at the initial “issue price” (i.e., the initial offering price to the public, excluding bond houses and brokers, at which price a substantial amount of the senior notes is sold) pursuant to this offering and who hold the senior notes as capital assets (generally for investment purposes). This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the U.S. dollar;

•	persons that will hold the senior notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the senior notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds senior notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding senior notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the senior notes.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice for any particular investor. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the senior notes. Certain consequences to “Non-U.S. Holders” of the senior notes are described under “— Consequences to Non-U.S. Holders,” below. You are a “U.S. Holder” if you are a beneficial owner of a senior note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more “United States persons” (as defined in the Code) or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payments of Interest

Subject to the discussion below, stated interest on a senior note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Further, if as expected, the senior notes are issued at par or at a discount that is “de minimis” for U.S. federal income tax purposes, the senior notes will not be treated as issued with original issue discount for such purposes.

In certain circumstances (see “Description of Notes — Interest Rate Adjustment”), Macy’s Holdings may be obligated to pay additional interest as a result of adjustments to the ratings assigned to the senior notes. In addition, in certain other circumstances (see “Description of Notes — Change of Control”), Macy’s Holdings may be obligated to pay amounts in excess of stated interest or principal on the senior notes. The obligation to make these payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Although the issue is not free from doubt, Macy’s Holdings believes that the possibility of the payment of such additional amounts does not result in the senior notes being treated as contingent payment debt instruments under the applicable Treasury Regulations, and as a result Macy’s Holdings intends to take the position that any additional payments made to a U.S. Holder will be taxed as ordinary income when received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. This position is not binding on the I.R.S., which may take a contrary position and treat the senior notes as contingent payment debt instruments. If the senior notes were deemed to be contingent payment debt instruments, a U.S. Holder would generally be required to treat any gain recognized on the sale or other disposition of the senior notes as ordinary income rather than as capital gain. Furthermore, a U.S. Holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the senior notes, with adjustments to such accruals when any payments are made that differ from the payments calculated based on the assumed yield.

The remainder of this discussion assumes that the senior notes are not treated as contingent payment debt instruments. U.S. Holders should consult their own tax advisors about the treatment of additional payments that might be made in respect of the senior notes.

Disposition of Senior Notes

Upon the sale, exchange, redemption or other taxable disposition of a senior note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which is treated as interest as described above) and the holder’s adjusted tax basis in the senior note. A U.S. Holder’s adjusted tax basis in a senior note generally will equal the cost of the senior note to such holder.

Gain or loss recognized on the disposition of a senior note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the senior note is more than 12 months. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of senior notes unless the U.S. Holder is an exempt recipient. A backup withholding tax may apply to such payments if the U.S. Holder fails to provide its taxpayer identification number or certification of exempt status or has been notified by the I.R.S. that payments to the U.S. Holder are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided that the U.S. Holder furnishes the required information to the I.R.S. on a timely basis.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will generally apply to you if you are a Non-U.S. Holder of senior notes. The term “Non-U.S. Holder” means a beneficial owner of a senior note that is, for U.S. federal income tax purposes, a nonresident alien individual or a corporation, estate or trust that is not a U.S. Holder. If you are a Non-U.S. Holder, Macy’s Holdings encourages you to consult your tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

Payments of Interest

The 30% U.S. federal withholding tax (or lower applicable treaty rate) generally will not apply to any payment to a Non-U.S. Holder of interest on a senior note that is not effectively connected with a U.S. trade or business provided that:

•	the Non-U.S. Holder does not actually or constructively (under applicable attribution rules) own 10% or more of the total combined voting power of Macy’s Holdings voting stock, within the meaning of Section 871(h)(3) of the Code;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to Macy’s Holdings directly or indirectly through stock ownership; and

•	(a) the Non-U.S. Holder provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an I.R.S. Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the senior note on a Non-U.S. Holder’s behalf and certifies, under penalties of perjury, either that it has received I.R.S. Form W-8BEN from the holder or from another qualifying financial institution intermediary or that it is permitted to establish and has established the holder’s foreign status through other documentary evidence, and otherwise complies with applicable requirements. If the senior notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the holder provides Macy’s Holdings with a properly executed (1) I.R.S. Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) I.R.S. Form W-8ECI stating that interest paid on the senior note is not subject to withholding tax because it is effectively connected with the holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a senior note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, the interest is attributable to a U.S. permanent establishment), the Non-U.S. Holder will instead be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest on the senior notes which is effectively connected with your conduct of a trade or business in the United States would be included in your earnings and profits.

Disposition of Senior Notes

Any gain recognized upon the sale, exchange, redemption or other taxable disposition of a senior note (except with respect to accrued and unpaid interest, which would be taxable as such) will not be subject to the 30% U.S. federal withholding tax. Such gain also generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above will generally be required to pay U.S. federal income tax on the net gain derived from the sale and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable tax treaty.

Information Reporting and Backup Withholding

In general, Macy’s Holdings must report to the I.R.S. and to each Non-U.S. Holder the amount of interest on the senior notes paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. Backup withholding may apply to certain payments of principal, premium (if any) and interest on the senior notes to Non-U.S. Holders, as well as to the proceeds of certain sales of senior notes made through brokers, unless the holder has made appropriate certifications as to its foreign status, or has otherwise established an exemption. The certification of foreign status described above under “— Payments of Interest” is generally effective to establish an exemption from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided that the Non-U.S. Holder furnishes the required information to the I.R.S. on a timely basis.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated June 23, 2008, Macy’s Holdings has agreed to sell to the underwriters named below, for whom Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are acting as representatives, and the underwriters have agreed to buy, the principal amount of the senior notes set forth opposite the underwriter’s name:

Principal Amount
Underwriter	of Senior Notes

Banc of America Securities LLC	$184,167,000
Credit Suisse Securities (USA) LLC	184,167,000
J.P. Morgan Securities Inc.	184,166,000
Citigroup Global Markets Inc.	19,500,000
Piper Jaffray & Co.	19,500,000
Wells Fargo Securities, LLC	19,500,000
BNY Mellon Capital Markets, LLC	11,375,000
Fifth Third Securities, Inc.	11,375,000
PNC Capital Markets LLC	11,375,000
Loop Capital Markets, LLC	4,875,000

Total	$650,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the senior notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of senior notes may be terminated.

The underwriters propose to offer the senior notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.375% of the principal amount per senior note. The underwriters may allow, and selling group members may reallow, a discount of 0.250% of the principal amount per senior note on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and other selling terms.

The following table summarizes the compensation and estimated expenses we will pay.

	Per
	Senior Note	Total

Underwriting Discounts and Commissions paid by us	0.625%	$4,062,500

We estimate that our out of pocket expenses for this offering will be approximately $675,000.

Macy’s Holdings has agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in that respect.

The senior notes are a new issue of securities with no established trading market. The senior notes will not be listed on any securities exchange or on any automated dealer quotation system. The representatives may make a secondary market for the senior notes. However, it is not obligated to do so and may discontinue making a secondary market for the senior notes at any time without notice. No assurance can be given as to how liquid the trading market for the senior notes will be or that an active public market for the senior notes will develop. If an active public trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected.

In connection with the offering, the representatives may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the representatives are concerned that there may be downward pressure on the price of the senior notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the senior notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the senior notes or preventing or retarding a decline in the market price of the senior notes. As a result the price of the senior notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

The senior notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of senior notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the senior notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of senior notes to the public in that Relevant Member State at any time:

(1) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2) to any legal entity which has two or more of (a) an average of at least 250 employees during the last financial year, (b) a total balance sheet of more than 43,000,000 Euros, and (c) an annual net turnover of more than 50,000,000 Euros, as shown in its last annual or consolidated accounts; or

(3) in any other circumstances which do not require the publication by Macy’s Holdings of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of senior notes to the public” in relation to any senior notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe the senior notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(1) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and it has not offered or sold and will not offer or sell the senior notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the senior notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by Macy’s Holdings;

(2) it has communicated or caused to be communicated and will communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the senior notes only in circumstances in which Section 21(1) of the FSMA does not apply to Macy’s Holdings; and

(3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.

The senior notes may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the senior notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to senior notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been and will not be circulated or distributed in the People’s Republic of China (the “PRC”), and senior notes may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the senior notes may not be circulated or distributed, nor may the senior notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the senior notes are subscribed or purchased under Section 275 by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the senior notes under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

The underwriters and their respective affiliates have provided, and may in the future provide, investment banking and/or commercial banking services to Macy’s, Inc., Macy’s Holdings and their subsidiaries from time to time. The underwriters and their respective affiliates have received, and will in the future receive, customary fees in connection with providing these services.

EXPERTS

The consolidated financial statements of Macy’s, Inc. as of February 2, 2008 and February 3, 2007, and for each of the fiscal years in the three-year period ended February 2, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of February 2, 2008 have been incorporated by reference in the accompanying prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in the accompanying prospectus, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to the adoption of the provisions of FASB Interpretation No. 48 and the measurement date provision of Statement of Financial Accounting Standards No. 158 in fiscal 2007, and the provisions of Statement of Financial Accounting Standards No. 123R and the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158 in fiscal 2006.

LEGAL MATTERS

The validity of the senior notes and guarantees offered hereby will be passed upon for Macy’s Holdings and Macy’s, Inc. by Jones Day, Dallas, Texas. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

PROSPECTUS

FEDERATED DEPARTMENT STORES, INC.

Common Stock
Preferred Stock
Depositary Shares
Warrants
Purchase Contracts
Units
Guarantees of Debt Securities

FEDERATED RETAIL HOLDINGS, INC.

Debt Securities
Warrants
Purchase Contracts
Units

Federated Department Stores, Inc., referred to as “Federated,” and/or Federated Retail Holdings, Inc., a wholly owned subsidiary of Federated referred to as “Federated Holdings,” may offer from time to time to sell, in one or more series, any combination of the securities described in this prospectus. Such securities may be offered and sold by us in one or more offerings in amounts, at prices and on other terms to be determined at the time of the offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

The principal executive offices of Federated and Federated Holdings are located at 7 West Seventh Street, Cincinnati, Ohio 45202, and the telephone number for each is (513) 579-7000.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2007

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell from time to time the securities described in this prospectus in one or more offerings in amounts, at prices and on other terms to be determined at the time of the offering.

This prospectus provides you with a general description of the securities. Each time we offer the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also supplement, modify or supersede other information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the information incorporated by reference as described below under the heading “Incorporation by Reference.”

Because we are a well-known seasoned issuer, as defined in Rule 405 under the Securities Act of 1933, as amended, we may add to and offer additional securities including secondary securities, by filing a prospectus supplement or term sheet with the SEC at the time of the offer.

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

Unless the context implies otherwise, references in this prospectus to “we,” “us” or “our” are references to either Federated or Federated Holdings or both.

WHERE YOU CAN FIND MORE INFORMATION

Federated files annual, quarterly and current reports, proxy statements and other information with the SEC. Federated’s SEC filings are available to the public from the SEC’s website at www.sec.gov or from Federated’s website at www.fds.com. You may also read and copy any document Federated files at the SEC’s public reference room in Washington, D.C., located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about Federated is also available at Federated’s website at www.fds.com. However, the information on that website is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that Federated files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Any information that is part of this prospectus or any prospectus supplement that speaks as of a later date than any other information that is part of this prospectus or any prospectus supplement updates or supersedes such other information. We incorporate by reference in this prospectus the documents listed below and any future documents or portions thereof that Federated files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus until we sell all of the securities that may be offered by this prospectus.

•	Federated’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, as amended;

•	Federated’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 29, 2006, July 29, 2006, and October 28, 2006;

•	Federated’s Current Reports on Form 8-K filed on March 28, 2006, March 30, 2006, March 31, 2006, April 10, 2006, May 3, 2006, May 24, 2006, June 1, 2006, June 6, 2006, June 9, 2006, June 21, 2006, June 22, 2006, July 13, 2006, August 29, 2006, September 1, 2006, October 3, 2006, November 2, 2006, November 13, 2006, November 17, 2006, November 29, 2006, December 4, 2006 and February 27, 2007;

•	Description of Federated’s common stock, par value $0.01 per share, contained in Federated’s Registration Statement on Form 8-A filed on December 12, 1994;

•	Item 8 of the Annual Report on Form 10-K for the fiscal year ended January 29, 2005, as amended, of The May Department Stores Company, a Delaware corporation (“May”); and

•	Item 1 of May’s Quarterly Report on Form 10-Q for each of the fiscal quarters ended April 30, 2005 and July 30, 2005.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) by writing or calling us at the following address and telephone number:

Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, Ohio 45202
Attention: Investor Relations
(513) 579-7780

FORWARD-LOOKING STATEMENTS

Some of the statements made and information contained in this prospectus and the documents we incorporate by reference, excluding historical information, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Any of the following factors may impact the achievement of results:

•	risks and uncertainties relating to the possible invalidity of the underlying beliefs and assumptions;

•	possible changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions;

•	actions taken or omitted to be taken by third parties, including customers, suppliers, business partners, competitors and legislative, regulatory, judicial and other governmental authorities and officials; and

•	attacks or threats of attacks by terrorists or war.

Without limiting the generality of the foregoing, forward-looking statements regarding the effects of the acquisition of May by Federated are subject to risks and uncertainties relating to, among other things, the successful and timely integration of the acquired businesses with our historical businesses, timely realization of expected cost savings and other synergies, and potential disruption from the transaction which could make it more difficult to maintain relationships with the companies’ respective employees, customers and vendors.

No forward-looking statements should be relied upon as continuing to reflect the expectations of management or the current status of any matter referred to therein as of any date subsequent to the date on which such statements are made. Furthermore, future results of the operations of Federated and/or Federated Holdings could differ materially from historical results or current expectations because of a variety of factors that affect Federated and its consolidated subsidiaries, including:

•	the acquisition of May;

•	transaction costs associated with the renovation, conversion and transitioning of retail stores in regional markets;

•	the outcome and timing of sales and leasing in conjunction with the disposition of retail store properties;

•	the retention, reintegration and transitioning of displaced employees;

•	the sale of Federated’s credit card operations and related strategic alliance;

•	competitive pressures from department and specialty stores, general merchandise stores, manufacturers’ outlets, off-price and discount stores, and all other retail channels, including the Internet, mail-order catalogs and television; and

•	general consumer-spending levels, including the impact of the availability and level of consumer debt, levels of consumer confidence and the effects of the weather.

This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business. Additional information regarding these and other factors may be contained in Federated’s filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may offer by this prospectus consist of unsecured notes, debentures, or other evidences of indebtedness of Federated Holdings, a wholly-owned subsidiary of Federated, which securities we refer to as “debt securities.” Federated Holdings may issue debt securities in one or more series under an indenture, dated as of November 2, 2006, among Federated Holdings, as issuer, Federated, as guarantor, and U.S. Bank National Association, as trustee. A copy of the indenture is filed as Exhibit 4.6 to the registration statement of which this prospectus is a part and is incorporated herein by reference. Except as otherwise defined in this prospectus, capitalized terms used in this prospectus have the meanings given to them in the indenture.

The provisions of the indenture will generally be applicable to all of the debt securities. Selected provisions of the indenture are described in this prospectus. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

•	the title of the debt securities;

•	the extent, if any, to which the debt securities are subordinated in right of payment to other indebtedness of Federated Holdings;

•	any limit on the aggregate principal amount of the debt securities;

•	any subordination provisions or other limitations applicable to guarantees of the debt securities;

•	the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

•	the date or dates on which the principal of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for interest payment dates;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the period or periods, if any, within which, and the price or prices at which, the debt securities may be redeemed, in whole or in part, at the option of Federated Holdings;

•	the obligation, if any, of Federated Holdings to redeem or purchase the debt securities pursuant to sinking fund or similar provisions and the terms and conditions of any such redemption or purchase;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency, currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on the debt securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

•	any index or formula used to determine the amount of payments of principal of and any premium or interest on the debt securities;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for the global securities;

•	the manner, if any, in which the debt securities will be exchangeable for the common stock or other securities of Federated or any other person;

•	the principal amount (or any portion of the principal amount) of the debt securities which will be payable upon any declaration of acceleration of the maturity of the debt securities pursuant to an event of default; and

•	the applicability to the debt securities of the provisions described under “— Defeasance” below.

We may issue debt securities at a discount from their stated principal amount. Federal income tax considerations and other special considerations applicable to any debt security issued with original issue discount (an “original issue discount security”) may be described in an applicable prospectus supplement.

If the purchase price of any series of the debt securities is payable in a foreign currency or currency unit or if the principal of or any premium or interest on any series of the debt securities is payable in a foreign currency or currency unit, the restrictions, elections, general tax considerations, specific terms, and other information with respect to the debt securities and the applicable foreign currency or currency unit will be set forth in an applicable prospectus supplement.

Unless otherwise indicated in an applicable prospectus supplement:

•	the debt securities will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof; and

•	payment of principal and any premium or interest on the debt securities will be payable, and the exchange and transfer of debt securities will be registrable, at Federated Holdings’ office or agency maintained for those purposes and at any other office or agency maintained for those purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Guarantees

Subject to the limitations described below and except as otherwise disclosed in the applicable prospectus supplement, Federated will fully, unconditionally and irrevocably guarantee the full and punctual payment when due, whether at maturity, by acceleration, by redemption, by repurchase, or otherwise, of all payment obligations on the debt securities of a series, whether for principal of, or any premium or interest on, the debt securities or otherwise.

In the case of subordinated debt securities of any series, Federated’s guarantee will be subordinated in right of payment to its senior debt on the same basis as the subordinated debt securities of each series are subordinated to Federated Holdings’ senior debt securities. No payment will be made by Federated under its guarantee during any period in which payments by Federated Holdings on any subordinated debt securities are suspended by the subordination provisions applicable to such series.

Each guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by Federated without rendering such guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each guarantee will be a continuing guarantee and will:

(1) remain in full force and effect until either (a) payment in full of all the applicable debt securities (or such debt securities are otherwise satisfied and discharged in accordance with the provisions of the applicable indenture) or (b) released in connection with a redemption, if any;

(2) be binding upon Federated; and

(3) inure to the benefit of and be enforceable by the applicable trustee, the holders and their successors, transferees and assigns.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary;

•	by the depositary or any nominee of the depositary to a successor depositary or a nominee of the successor depositary; or

•	in any other circumstances described in an applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any debt securities to be represented by a global security will be described in an applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

Unless otherwise specified in an applicable prospectus supplement, any global security that represents debt securities will be registered in the name of the depositary or its nominee. Upon the deposit of a global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that are participants in such system. The accounts to be credited will be designated by the underwriters or agents of the debt securities or by Federated Holdings, if the debt securities are offered and sold directly by Federated Holdings.

Ownership of beneficial interests in debt securities represented by a global security will be limited to participants in the book-entry registration and transfer system of the applicable depositary or persons that may hold interests through those participants. Ownership of those beneficial interests by participants will be shown on, and the transfer of ownership will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of such beneficial interests by persons that hold through such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by the participants. The laws of some jurisdictions require that specified purchasers of securities take physical delivery of their securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Unless otherwise specified in an applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have any of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in certificated form, and will not be considered the owners or holders of the debt securities for any purpose under the indenture. Accordingly, each person owning a beneficial interest in debt securities represented by a global security must rely on the procedures of the applicable depositary and, if the person is not a participant in the book-entry registration and transfer system of the applicable depositary, on the procedures of the participant through which the person owns its interest, to exercise any rights of an owner or holder of debt securities under the indenture.

We understand that, under existing industry practices, if an owner of a beneficial interest in debt securities represented by a global security desires to give any notice or take any action that an owner or holder of debt securities is entitled to give or take under the indenture:

•	the applicable depositary would authorize its participants to give the notice or take the action; and

•	the participants would authorize persons owning the beneficial interests through the participants to give the notice or take the action or would otherwise act upon the instructions of the persons owning the beneficial interests.

Principal of and any premium and interest on debt securities represented by a global security will be payable in the manner described in an applicable prospectus supplement. Payment of principal of, and any premium or interest on, debt securities represented by a global security will be made to the applicable depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the trustee, any paying agent, or the registrar for debt securities represented by a global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in those debt securities or for maintaining, supervising, or reviewing any records relating to those beneficial ownership interests.

Certain Covenants of Federated Holdings

Maintenance of Office or Agency.  Federated Holdings will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

Paying Agents, Etc.  If Federated Holdings acts as its own paying agent with respect to any series of debt securities, on or before each due date of the principal of or any premium or interest on any of the debt securities of that series, Federated Holdings will be required to segregate and hold in trust for the benefit of the persons entitled to payment a sum sufficient to pay the amount due and to notify the trustee promptly of Federated Holdings action or failure to act. If Federated Holdings has one or more paying agents for any series of debt securities, prior to each due date of the principal of or any premium or interest on any debt securities of that series, Federated Holdings will be required to deposit with a paying agent a sum sufficient to pay the amount due and, unless the paying agent is the trustee, to promptly notify the trustee of its action or failure to act. All moneys paid by Federated Holdings to a paying agent for the payment of principal of or any premium or interest on any debt securities that remain unclaimed for two years after the principal or any premium or interest has become due and payable may be repaid to Federated Holdings, and thereafter the holder of those debt securities may look only to Federated Holdings for payment thereof.

Existence.  Federated Holdings will be required to, and will be required to cause its subsidiaries to, preserve and keep in full force and effect its and their existence, charter rights, statutory rights, and franchises, except to the extent that the failure to do so would not have a Material Adverse Effect.

Restrictive Covenants.  Any restrictive covenants applicable to any series of debt securities will be described in an applicable prospectus supplement.

Events of Default

The following are Events of Default under the indenture with respect to debt securities of any series:

(1) failure to pay principal of or premium, if any, on any debt security of that series when due;

(2) failure to pay any interest on any debt security of that series when due, which failure continues for 30 calendar days;

(3) failure to make any sinking fund payment in respect of any debt security of that series when it becomes due and payable;

(4) failure to perform, or breach of, any other of Federated Holdings’ covenants in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), which failure or breach continues for 60 calendar days after written notice thereof has been given to Federated Holdings as provided in the indenture;

(5) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other indebtedness of Federated Holdings, the unpaid principal amount of which is not less than $100 million, which default results in the acceleration of the maturity of the indebtedness prior to its stated maturity or occurs at the final maturity thereof;

(6) any guarantee of the debt securities of that series ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared in a judicial proceeding to be null and void, or Federated denies or disaffirms in writing its obligations under its guarantee;

(7) specified events of bankruptcy, insolvency, or reorganization involving Federated Holdings or Federated; and

(8) any other Event of Default provided with respect to debt securities of that series.

Pursuant to the Trust Indenture Act of 1939, the trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of debt securities, to give to the holders of the debt securities of that series notice of all uncured defaults known to it, except that:

•	in the case of a default in the performance of any covenant of the character contemplated in clause (4) above, no notice will be given until at least 30 calendar days after the occurrence of the default; and

•	other than in the case of a default of the character contemplated in clause (1), (2) or (3) above, the trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities of that series.

If an Event of Default described in clause (7) above occurs, the principal of, and any premium and accrued interest on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debt securities of that series. If any other Event of Default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under specified circumstances, rescind and annul such acceleration. See “— Modification and Waiver” below.

Subject to the duty of the trustee to act with the required standard of care during an Event of Default, the trustee will have no obligation to exercise any of its rights or powers under the indenture at the request or direction of the holders of debt securities, unless holders of debt securities shall have offered to the trustee reasonable security or indemnity. Subject to the provisions of the indenture, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless:

•	the holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have requested in writing that the trustee institute a proceeding as trustee in respect of the Event of Default;

•	the holder or holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee;

•	the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written request; and

•	the trustee has failed to institute the proceeding within 60 calendar days after receipt of the written request.

However, the limitations described above do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and any premium or interest on such debt security on or after the applicable due dates for the payment of such obligations.

Federated Holdings is required to furnish to the trustee annually a statement as to the performance of its obligations under the indenture and as to any default in its performance.

Any additional Events of Default with respect to any series of debt securities, and any variations from the foregoing Events of Default applicable to any series of debt securities, will be described in an applicable prospectus supplement.

Modification and Waiver

In general, modifications and amendments of the indenture may be made by Federated Holdings, Federated and the trustee with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected thereby. However, no modification or amendment of the indenture may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of, or any installment of principal of, or interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any debt security;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, and any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity or prepayment date thereof; or

•	reduce the percentage in principal amount of outstanding debt securities of any series required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive Federated Holdings’ compliance with specified covenants of the indenture. The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series, except:

•	a default in the payment of the principal of, any premium or interest on, any debt security of that series; or

•	a default of a provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

Defeasance

Unless otherwise specified in a prospectus supplement applicable to a particular series of debt securities and except as described below, upon compliance with the applicable requirements described below, Federated Holdings:

(1) will be deemed to have been discharged from its obligations with respect to the outstanding debt securities of that series; or

(2) will be released from its obligations to comply with certain covenants described under “— Certain Covenants of Federated Holdings” above and from certain prohibitions against consolidations, mergers, and the transfer of its assets described under “— Limitations on Merger and Other Transactions” below with respect to the outstanding debt securities of that series, and the occurrence of an event described in any of clauses (3), (4), (5) and (8) under “— Events of Default” above will no longer be an Event of Default with respect to the debt securities of that series except to the limited extent described below.

Following any defeasance described in clause (1) or (2) above, Federated Holdings will continue to have specified obligations under the indenture, including obligations to register the transfer or exchange of debt securities of the applicable series; replace destroyed, stolen, lost, or mutilated debt securities of the applicable series; maintain an office or agency in respect of the debt securities of the applicable series; and hold funds for payment to holders of debt securities of the applicable series in trust. In the case of any defeasance described in clause (2) above, any failure by Federated Holdings to comply with its continuing obligations may constitute an Event of Default with respect to the debt securities of the applicable series as described in clause (4) under “— Events of Defaults” above.

In order to effect any defeasance described in clause (1) or (2) above, Federated Holdings must irrevocably deposit with the trustee, in trust, money or specified government obligations (or depositary receipts therefor) that through the scheduled payment of principal and interest in accordance with their terms will provide, without reinvestment, money in an amount sufficient to pay all of the principal and any premium and interest on the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities. In addition, among other things:

•	no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the indenture shall have occurred and be continuing on the date of such deposit;

•	no Event of Default or any event described in clause (7) under “— Events of Default” above shall have occurred and be continuing at any time on or prior to the 124th calendar day following the date of deposit;

•	in the event of any defeasance described in clause (1) above, Federated Holdings shall have delivered to the trustee an opinion of outside counsel, stating that (a) it has received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) there has been a change in applicable federal income tax law, in either case to the effect that, among other things, the holders of the outstanding debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such deposit or defeasance had not occurred;

•	in the event of any defeasance described in clause (2) above, Federated Holdings shall have delivered to the trustee an opinion of outside counsel to the effect that, among other things, the holders of the outstanding debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such deposit or defeasance had not occurred;

•	Federated Holdings shall have delivered to the trustee an officer’s certificate to the effect that (a) the debt securities of such series, if then listed on any securities exchange, will not be delisted solely as a result of such deposit and (b) any defeasance described in clause (1) or (2) above shall not result in a breach or violation of, or constitute a default under, any agreement to which Federated Holdings is a party or violate any law to which Federated Holdings is subject; and

•	Federated Holdings shall have delivered to the trustee a certificate from a nationally recognized firm of independent accountants or other person acceptable to the trustee expressing their opinion that the payments of principal and interest when due on the deposited government obligations plus any deposited money will provide the cash at such times and in such amounts as will be sufficient to pay the principal of and any premium and interest when due on the debt securities of such series on the respective maturities or on any earlier date or dates on which the debt securities of such series shall be subject to redemption at the option of the holder thereof.

If Federated Holdings fails to comply with its remaining obligations under the indenture with respect to the debt securities of the applicable series following a defeasance described in clause (2) above and the debt securities of that series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. However, Federated Holdings will remain liable in respect of such payments.

Satisfaction and Discharge

Federated Holdings, at its option, may satisfy and discharge the indenture (except for specified obligations of Federated Holdings and the trustee, including, among others, the obligations to apply money held in trust) when:

•	either:

(1) all of the debt securities previously authenticated and delivered under the indenture (subject to specified exceptions relating to debt securities that have otherwise been satisfied or provided for) have been delivered to the trustee for cancellation; or

(2) all of the debt securities not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and Federated Holdings has deposited or caused to be deposited with the trustee as trust funds for such purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

•	Federated Holdings has paid or caused to be paid all other sums payable by it under the indenture; and

•	Federated Holdings has delivered to the trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture have been satisfied.

Limitations on Merger and Other Transactions

Prior to the satisfaction and discharge of the indenture, Federated Holdings may not consolidate with or merge with or into any other person, or transfer all or substantially all of its properties and assets to another person unless:

•	either

(1) Federated Holdings is the continuing or surviving person in the consolidation or merger; or

(2) the person (if other than Federated Holdings) formed by the consolidation or into which Federated Holdings is merged or to which all or substantially all of the properties and assets of Federated Holdings are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all of Federated Holdings’ obligations under the debt securities and the indenture;

•	immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Default exists; and

•	an officer’s certificate is delivered to the trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of outside counsel has been delivered to the trustee to the effect that the first condition set forth above has been satisfied.

The continuing, surviving, or successor person will succeed to and be substituted for Federated Holdings with the same effect as if it had been named in the indenture as a party thereto, and thereafter the predecessor person will be relieved of all obligations and covenants under the indenture and the debt securities.

Governing Law

The indenture is, and the debt securities will be, governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The indenture and the Trust Indenture Act contain specified limitations on the right of the trustee, should it become a creditor of Federated Holdings within three months of, or subsequent to, a default by Federated Holdings to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the trustee’s rights as a creditor of Federated Holdings will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	specified advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance, or negotiation of specified drafts, bills of exchange, acceptances, or other obligations.

The indenture does not prohibit the trustee from serving as trustee under any other indenture to which Federated Holdings may be a party from time to time or from engaging in other transactions with Federated Holdings. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and there is an Event of Default with respect to any series of debt securities, the trustee must eliminate the conflict or resign.

DESCRIPTION OF FEDERATED CAPITAL STOCK

Authorized Capital Stock

Federated is authorized to issue 1,125 million shares of capital stock, consisting of 1,000 million shares of common stock, par value $0.01 per share, and 125 million shares of preferred stock, par value $0.01 per share.

Common Stock

Holders of Federated common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Upon satisfaction of Federated’s obligations to preferred stockholders, holders of Federated common stock may receive dividends when declared by the Federated board of directors. If Federated liquidates, dissolves or winds-up its business, holders of Federated common stock will share equally in the assets remaining after Federated pays all of its creditors and satisfies all of its obligations to preferred stockholders. Holders of Federated common stock have no conversion, preemptive, subscription or redemption rights. Federated common stock is traded on the New York Stock Exchange under the symbol “FD.” The registrar and transfer agent for the common stock is The Bank of New York.

Preferred Stock

The Federated board of directors can, without approval of stockholders, issue one or more series of preferred stock. The board can determine the number of shares of each series and the rights, preferences and limitations of each series, including dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences and the terms and conditions of the issue. In some cases, the issuance of preferred stock could delay, defer or prevent a change in control of Federated and make it harder to remove present management, without further action by Federated stockholders. Under some circumstances, preferred stock could also decrease the amount of earnings and assets available for distribution to holders of Federated common stock if Federated liquidates or dissolves and could also restrict or limit dividend payments to holders of Federated common stock.

Federated has not issued any shares of preferred stock to date, and Federated does not plan to issue any shares of preferred stock.

Purposes and Effects of Certain Provisions of Federated’s Certificate of Incorporation and By-laws

General

Federated’s certificate of incorporation and by-laws contain provisions that could make more difficult the acquisition of control of Federated by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Removal of Directors

Federated’s certificate of incorporation provides that, except as may be otherwise provided by the terms of any series of preferred stock, a director may only be removed at any annual or special meeting of Federated’s stockholders, the notice of which states that the removal of a director or directors is among the purposes of the meeting, by the affirmative vote of the holders of at least 80% of the then-outstanding shares of its voting stock entitled to vote in the election of directors, voting together as a single class. Federated’s certificate of incorporation also requires the approval of the holders of at least 80% of the then-outstanding shares of its voting stock entitled to vote in the election of directors, voting together as a single class, to amend, alter or repeal any provision of Federated’s certificate of incorporation governing the removal of directors.

Limitation of Director Liability

Federated’s certificate of incorporation provides that, to the full extent permitted by the Delaware General Corporation Law or any other applicable law currently or hereafter in effect, no director will be personally liable to Federated or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of Federated. This provision in Federated’s certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against Federated’s directors and may discourage or deter stockholders or management from bringing a lawsuit against Federated’s directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Federated and its stockholders. These provisions do not limit or affect a stockholder’s ability to seek and obtain relief under federal securities laws.

No Stockholder Action by Written Consent

Federated’s certificate of incorporation provides that any action required or permitted to be taken by the Federated stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a written consent of Federated stockholders. This prevents Federated stockholders from initiating or effecting any action by written consent, thereby limiting the ability of Federated stockholders to take actions opposed by Federated’s board of directors.

Federated’s certificate of incorporation requires the approval of the holders of at least 80% of the then-outstanding shares of its voting stock entitled to vote in the election of directors, voting together as a single class, to amend, alter or repeal any provision of Federated’s certificate of incorporation prohibiting stockholder actions by written consent. However, if a majority, but less than 80%, of Federated’s then-outstanding shares of voting stock entitled to vote in the election of directors, voting together as a single class, votes to amend, alter or repeal any provisions of Federated’s certificate of incorporation prohibiting stockholder actions by written consent, such amendment, alteration or repeal will become effective 12 months after such approval.

Special Meetings of Stockholders

Federated’s certificate of incorporation and by-laws provide that special meetings of stockholders may be called only by the chairman of the Federated board of directors, the secretary of Federated upon receipt of a written request from a majority of directors (assuming no vacancies) or the Federated board of directors upon receipt of a written request from not less than 15% of Federated’s voting stock entitled to vote in the election of directors, voting together as a single class.

Section 203 of the Delaware General Corporation Law

Federated’s certificate of incorporation contains a provision substantially the same as Section 203 of the Delaware General Corporation Law. Thus, Federated is subject to Section 203, which prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless:

•	prior to that time, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for this purpose shares owned by persons who are directors and also officers of the corporation and by specified employee benefit plans; or

•	at or after such time the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For the purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or within the immediately preceding three years did own 15% or more of the corporation’s voting stock.

DESCRIPTION OF DEPOSITARY SHARES

Federated may offer depositary shares (either separately or together with other securities) representing fractional shares of Federated’s preferred stock of any series. In connection with the issuance of any depositary shares, Federated will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following Federated’s issuance of the security related to the depositary shares, Federated will deposit the shares of its preferred stock with the relevant depositary and will cause the depositary to issue, on Federated’s behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, repayment at maturity, subscription and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities of Federated Holdings, common stock, preferred stock or depositary shares of Federated or any combination thereof. Warrants may be issued independently or together with any other securities offered by a prospectus supplement. Warrants may be attached to or separate from such securities. Warrants may be issued under warrant agreements to be entered into among Federated and/or Federated Holdings and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of Federated and/or Federated Holdings in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the designation, number and terms of the debt securities of Federated Holdings, the common stock, preferred stock or depositary shares of Federated or combination thereof, purchasable upon exercise of such warrants;

•	the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such security;

•	the date, if any, on and after which such warrants and the related underlying securities will be separately transferable;

•	the price at which each underlying security purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of any applicable federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of debt securities of Federated Holdings, shares of common stock, preferred stock or depositary shares of Federated, warrants, or securities of an entity unaffiliated with us, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of debt securities of Federated Holdings, shares of common stock, preferred stock or depositary shares of Federated, warrants, or other property, or any combination of the above. The price of the securities or other property subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of the other securities of Federated Holdings and/or Federated described in this prospectus or securities of third parties, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a manner specified in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of any purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•	whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

We may issue units comprising one or more securities of Federated Holdings and/or Federated described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date or occurrence.

The applicable prospectus supplement will describe the terms of any units in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities included in the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities included in the units; and

•	whether the units will be issued in fully registered or global form.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows Federated’s historical ratio of earnings to fixed charges for the thirty-nine weeks ended October 28, 2006 and each of the previous five fiscal years. Federated’s ratio of earnings to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with the consolidated financial statements, including the notes to those financial statements, and other information set forth in the reports filed by Federated with the SEC.

For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes plus fixed charges (excluding interest capitalized). “Fixed charges” represent interest incurred, amortization of debt expenses, and that portion of rental expenses on operating leases deemed to be the equivalent of interest.

39 Weeks Ended	Fiscal Year Ended
October 28,	January 28,		January 29,		January 31,		February 1,		February 2,
2006	2006		2005		2004		2003		2002

1.4x	4.7	x	3.9	x	3.7	x	3.4	x	2.6x

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities described in this prospectus as set forth in the applicable prospectus supplement.

CERTAIN LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Dennis J. Broderick, Federated’s Senior Vice President, General Counsel and Secretary or by Jones Day, as our counsel, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated into this prospectus by reference from Federated’s Annual Report on Form 10-K for the year ended January 28, 2006, as amended, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated into this prospectus by reference from the Annual Report on Form 10-K for the year ended January 29, 2005, as amended, of The May Department Stores Company have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$650,000,000

Macy’s Retail Holdings, Inc.

7.875% Senior Notes Due 2015

PROSPECTUS SUPPLEMENT

June 23, 2008

Joint Book-Running Managers

Banc of America Securities LLC	Credit Suisse	JPMorgan

Co-Managers

Citi	Piper Jaffray	Wells Fargo Securities
BNY Mellon Capital Markets, LLC	Fifth Third Securities, Inc.	PNC Capital Markets LLC
Loop Capital Markets, LLC